Exhibit 99.1

Intel Corporation
2200 Mission College Blvd.
Santa Clara, CA 95054-1549
News Release

Intel Reports Second-Quarter 2019 Financial Results

News Summary:

•
Second-quarter revenue of $16.5 billion, down 3% year-over-year (YoY), exceeded April guidance. IOTG achieved record revenue. Data-centric revenue declined 7 percent; PC-centric revenue grew 1 percent YoY.

•	Second-quarter earnings-per-share (EPS) exceeded April guidance. GAAP EPS of $0.92 declined 12 percent YoY; non-GAAP EPS of $1.06 was up 2 percent.

•	Announced an agreement for Apple to acquire the majority of Intel’s smartphone modem business[1].

•	Raising full-year revenue outlook to $69.5 billion, up $500 million from April guidance. Now expecting full-year GAAP EPS of $4.10 and raising full-year non-GAAP EPS outlook to $4.40.

SANTA CLARA, Calif., July 25, 2019 -- Intel Corporation today reported second-quarter 2019 financial results.

“Second quarter results exceeded our expectations on both revenue and earnings, as the growth of data and compute-intensive applications are driving customer demand for higher performance products in both our PC-centric and data-centric businesses,” said Bob Swan, Intel CEO. “Based on our outperformance in the quarter, we’re raising our full-year guidance. Intel’s ambitions are as big as ever, our collection of assets is unrivaled, and our transformation continues.”

Q2 2019 Financial Highlights

	GAAP			Non-GAAP
	Q2 2019	Q2 2018	vs. Q2 2018	Q2 2019	Q2 2018	vs. Q2 2018
Revenue ($B)	$16.5	$17.0	down 3%	$16.5^	$17.0^	down 3%
Gross Margin	59.8%	61.4%	down 1.6 pts	61.6%	63.0%	down 1.4 pts
R&D and MG&A ($B)	$5.0	$5.1	down 1%	$5.0^	$5.1^	down 1%
Operating Income ($B)	$4.6	$5.3	down 12%	$5.1	$5.6	down 8%
Tax Rate	11.5%	9.5%	up 2.1 pts	11.8%	11.7%	up 0.1 pt
Net Income ($B)	$4.2	$5.0	down 17%	$4.8	$4.9	down 3%
Earnings Per Share	$0.92	$1.05	down 12%	$1.06	$1.04	up 2%

In the second quarter, the company generated approximately $7.6 billion in cash from operations, paid dividends of $1.4 billion and used $3.0 billion to repurchase 67 million shares of stock.

1 Find the press release from today's announcement at: https://newsroom.intel.com/news-releases/intel-smartphone-modem-business/
* Data-centric businesses include DCG, IOTG, Mobileye, NSG, PSG and All Other
^ No adjustment on a non-GAAP basis

Intel/Page 2

Business Unit Summary

	Key Business Unit Revenue and Trends
		Q2 2019	vs. Q2 2018
PC-centric	CCG	$8.8 billion	up	1%
Data-centric	DCG	$5.0 billion	down	10%
	Internet of Things
	IOTG	$986 million	up	12%
	Mobileye	$201 million	up	16%
	NSG	$940 million	down	13%
	PSG	$489 million	down	5%
			down	7%*

Second-quarter revenue of $16.5 billion was $900 million higher than April guidance. Intel achieved 1 percent growth in the PC-centric business while data-centric revenue declined 7 percent.
The PC-centric business (CCG) was up 1 percent in the second quarter due to a strong mix of Intel's higher performance products, strength in the commercial segment, and customers buying ahead of possible tariff impacts. New, 10nm-based 10th Gen Intel® Core™ processors (code-named "Ice Lake") are now shipping, and expected to be in volume systems on retail shelves this 2019 holiday selling season.
Collectively, Intel's data-centric businesses declined 7 percent YoY in the second quarter. In the Data Center Group (DCG), the communications service provider segment grew 3 percent while the cloud segment declined 1 percent and enterprise and government revenue declined 31 percent. The Internet of Things Group (IOTG) achieved record revenue, up 12 percent YoY (23 percent excluding Wind River1) on broad strength and increased demand for higher performance processors. Mobileye achieved second-quarter revenue of $201 million, up 16 percent YoY on continued customer momentum. Intel's memory business (NSG) was down 13 percent YoY in a challenging pricing environment. Intel's Programmable Solutions Group (PSG) revenue was down 5 percent YoY in the second quarter.
Additional information regarding Intel’s results can be found in the Q2'19 Earnings Presentation available at: www.intc.com/results.cfm.

^ No adjustment on a non-GAAP basis
* Data-centric businesses include DCG, IOTG, Mobileye, NSG, PSG and All Other
1 IOTG growth rate excludes Q2'18 $80M for Wind River revenue

Intel/Page 3

Business Outlook

Intel's guidance for the third-quarter and full-year 2019 includes both GAAP and non-GAAP estimates. Reconciliations between these GAAP and non-GAAP financial measures are included below.

Q3 2019	GAAP	Non-GAAP
	Approximately	Approximately
Revenue	$18.0 billion	$18.0 billion^
Operating margin	33%	35%
Tax rate for Q3 and Q4	13%	13%^
Earnings per share	$1.16	$1.24

Full-Year 2019	GAAP	Non-GAAP
	Approximately	Approximately
Revenue	$69.5 billion	$69.5 billion^
Operating margin	30%	32%
Tax rate for Q3 and Q4	13%	13%^
Earnings per share	$4.10	$4.40
Full-year capital spending	$15.5 billion	$15.5 billion^
Free cash flow	N/A	$15.0 billion

Intel’s Business Outlook does not include the potential impact of our agreement to sell the majority of our smartphone modem business, announced today. Upon close, we expect a gain on divestiture of approximately $500 million net of tax, which will be excluded on a non-GAAP basis. Intel's Business Outlook also does not include any other business combinations, asset acquisitions, divestitures, strategic investments and other significant transactions that may be completed after July 25, 2019. Actual results may differ materially from Intel’s Business Outlook as a result of, among other things, the factors described under “Forward-Looking Statements” below.

Earnings Webcast

Intel will hold a public webcast at 2:00 p.m. PDT today to discuss the results for its second quarter of 2019. The live public webcast can be accessed on Intel's Investor Relations website at www.intc.com/results.cfm. The Q2'19 Earnings Presentation, webcast replay, and audio download will also be available on the site.

Intel plans to report its earnings for the third quarter of 2019 on October 24, 2019 promptly after close of market, and related materials will be available at www.intc.com/results.cfm. A public webcast of Intel’s earnings conference call will follow at 2:00 p.m. PDT at www.intc.com.

^ No adjustment on a non-GAAP basis

Intel/Page 4

Forward-Looking Statements

Intel’s Business Outlook and other statements in this release that refer to future plans and expectations are forward-looking statements that involve a number of risks and uncertainties. Words such as "anticipates," "expects," "intends," "goals," "plans," "believes," "seeks," "estimates," "continues," "may," "will," "would," "should," "could," and variations of such words and similar expressions are intended to identify such forward-looking statements. Statements that refer to or are based on estimates, forecasts, projections, uncertain events or assumptions, including statements relating to total addressable market (TAM) or market opportunity, future products and the expected availability and benefits of such products, and anticipated trends in our businesses or the markets relevant to them, also identify forward-looking statements. All forward-looking statements included in this release are based on management's expectations as of the date of this release and, except as required by law, Intel disclaims any obligation to update these forward-looking statements to reflect future events or circumstances. Forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements. Intel presently considers the following to be among the important factors that could cause actual results to differ materially from the company's expectations.

•
Demand for Intel's products is highly variable and could differ from expectations due to factors including changes in business and economic conditions; customer confidence or income levels, and the levels of customer capital spending; the introduction, availability and market acceptance of Intel's products, products used together with Intel products, and competitors' products; competitive and pricing pressures, including actions taken by competitors; supply constraints and other disruptions affecting customers; changes in customer order patterns including order cancellations; changes in customer needs and emerging technology trends; and changes in the level of inventory at customers.

•
Intel's results could vary significantly from expectations based on capacity utilization; variations in inventory valuation, including variations related to the timing of qualifying products for sale; changes in revenue levels; segment product mix; the timing and execution of the manufacturing ramp and associated costs; excess or obsolete inventory; changes in unit costs; defects or disruptions in the supply of materials or resources; and product manufacturing quality/yields. Variations in results may also be caused by the timing of Intel product introductions and related expenses, including marketing programs, and Intel's ability to respond quickly to technological developments and to introduce new products or incorporate new features into existing products, as well as decisions to exit product lines or businesses, which may result in restructuring and asset impairment charges.

•
Intel's results could be affected by adverse economic, social, political and physical/infrastructure conditions in countries where Intel, its customers or its suppliers operate, including recession or slowing growth, military conflict and other security risks, natural disasters, infrastructure disruptions, health concerns, fluctuations in currency exchange rates, sanctions and tariffs, and continuing uncertainty regarding social, political, immigration, and tax and trade policies in the U.S. and abroad, including the United Kingdom's vote to withdraw from the European Union. Results may also be affected by the formal or informal imposition by countries of new or revised export and/or import and doing-business regulations, which could be changed without prior notice.

•
Intel operates in highly competitive industries and its operations have high costs that are either fixed or difficult to reduce in the short term. In addition, in connection with our strategic transformation to a data-centric company, we have entered new areas and introduced adjacent products, where we face new sources of competition and uncertain market demand or acceptance of our products, and these new areas and products may not grow as projected.

•
The amount, timing and execution of Intel's stock repurchase program may fluctuate based on Intel's priorities for the use of cash for other purposes—such as investing in our business, including operational and capital spending, acquisitions, and returning cash to our stockholders as dividend payments—and because of changes in cash flows, tax laws, or the market price of our common stock.

•
Intel's expected tax rate is based on current tax law, including current interpretations of the Tax Cuts and Jobs Act of 2017 (”TCJA”), and current expected income and may be affected by evolving interpretations of TCJA; changes in the volume and mix of profits earned across jurisdictions with varying tax rates; changes in the estimates of credits, benefits and deductions; the resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties; and the ability to realize deferred tax assets.

Intel/Page 5

•
Intel's results could be affected by gains or losses from equity securities and interest and other, which could vary depending on gains or losses on the change in fair value, sale, exchange, or impairments of equity and debt investments, interest rates, cash balances, and changes in fair value of derivative instruments.

•	Product defects or errata (deviations from published specifications) may adversely impact our expenses, revenues and reputation.

•
We or third parties regularly identify security vulnerabilities with respect to our processors and other products as well as the operating systems and workloads running on them. Security vulnerabilities and any limitations of, or adverse effects resulting from, mitigation techniques can adversely affect our results of operations, financial condition, customer relationships, prospects, and reputation in a number of ways, any of which may be material, including incurring significant costs related to developing and deploying updates and mitigations, writing down inventory value, a reduction in the competitiveness of our products, defending against product claims and litigation, responding to regulatory inquiries or actions, paying damages, addressing customer satisfaction considerations, or taking other remedial steps with respect to third parties. Adverse publicity about security vulnerabilities or mitigations could damage our reputation with customers or users and reduce demand for our products and services. A detailed description of these risks is set forth in the "Risk Factors" section of our most recent reports on Forms 10-K and 10-Q.

•
Intel's results could be affected by litigation or regulatory matters involving intellectual property, stockholder, consumer, antitrust, commercial, disclosure and other issues. An unfavorable ruling could include monetary damages or an injunction prohibiting Intel from manufacturing or selling one or more products, precluding particular business practices, impacting Intel's ability to design its products, or requiring other remedies such as compulsory licensing of intellectual property.

•	Intel's results may be affected by the timing of closing of acquisitions, divestitures and other significant transactions.
Detailed information regarding these and other factors that could affect Intel's business and results is included in Intel's SEC filings, including the company's most recent reports on Forms 10-K and 10-Q, particularly the "Risk Factors" sections of those reports. Copies of these filings may be obtained by visiting our Investor Relations website at www.intc.com or the SEC's website at www.sec.gov.

About Intel

Intel (NASDAQ: INTC), a leader in the semiconductor industry, is shaping the data-centric future with computing and communications technology that is the foundation of the world’s innovations. The company’s engineering expertise is helping address the world’s greatest challenges as well as helping secure, power and connect billions of devices and the infrastructure of the smart, connected world - from the cloud to the network to the edge and everything in between. Find more information about Intel at newsroom.intel.com and intel.com.

Intel, the Intel logo, Intel Optane, and Thunderbolt are trademarks of Intel Corporation or its subsidiaries in the U.S. and/or other countries.

Intel/Page 6

INTEL CORPORATION
CONSOLIDATED SUMMARY STATEMENT OF INCOME DATA

	Three Months Ended		Six Months Ended
(In Millions, Except Per Share Amounts; Unaudited)	Jun 29, 2019	Jun 30, 2018	Jun 29, 2019	Jun 30, 2018
NET REVENUE	$16,505	$16,962	$32,566	$33,028
Cost of sales	6,627	6,543	13,599	12,878
GROSS MARGIN	9,878	10,419	18,967	20,150
Research and development (R&D)	3,438	3,371	6,770	6,682
Marketing, general and administrative (MG&A)	1,589	1,725	3,122	3,625
R&D AND MG&A	5,027	5,096	9,892	10,307
Restructuring and other charges	184	—	184	—
Amortization of acquisition-related intangibles	50	50	100	100
OPERATING EXPENSES	5,261	5,146	10,176	10,407
OPERATING INCOME	4,617	5,273	8,791	9,743
Gains (losses) on equity investments, net	170	(203)	604	440
Interest and other, net	(63)	459	(124)	357
INCOME BEFORE TAXES	4,724	5,529	9,271	10,540
Provision for taxes	545	523	1,118	1,080
NET INCOME	$4,179	$5,006	$8,153	$9,460

EARNINGS PER SHARE - BASIC	$0.94	$1.08	$1.82	$2.03
EARNINGS PER SHARE - DILUTED	$0.92	$1.05	$1.79	$1.98

WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING:
BASIC	4,466	4,649	4,479	4,661
DILUTED	4,523	4,747	4,543	4,768

Intel/Page 7

INTEL CORPORATION
CONSOLIDATED SUMMARY BALANCE SHEET DATA

(In Millions)	Jun 29, 2019	Dec 29, 2018
CURRENT ASSETS	(unaudited)
Cash and cash equivalents	$2,867	$3,019
Short-term investments	2,414	2,788
Trading assets	6,663	5,843
Total cash investments	11,944	11,650
Accounts receivable	6,233	6,722
Inventories
Raw materials	808	813
Work in process	5,612	4,511
Finished goods	2,276	1,929
	8,696	7,253
Other current assets	2,366	3,162
TOTAL CURRENT ASSETS	29,239	28,787

Property, plant and equipment, net	51,377	48,976
Equity investments	4,629	6,042
Other long-term investments	3,577	3,388
Goodwill	24,583	24,513
Identified intangible assets, net	11,249	11,836
Other long-term assets	6,105	4,421
TOTAL ASSETS	$130,759	$127,963

CURRENT LIABILITIES
Short-term debt	$3,726	$1,261
Accounts payable	4,682	3,824
Accrued compensation and benefits	2,554	3,622
Other accrued liabilities	8,743	7,919
TOTAL CURRENT LIABILITIES	19,705	16,626

Debt	25,089	25,098
Contract liabilities	1,558	2,049
Income taxes payable, non-current	4,847	4,897
Deferred income taxes	1,783	1,665
Other long-term liabilities	2,583	2,646

TEMPORARY EQUITY	247	419

Stockholders' equity
Preferred stock	—	—
Common stock and capital in excess of par value	25,140	25,365
Accumulated other comprehensive income (loss)	(622)	(974)
Retained earnings	50,429	50,172
TOTAL STOCKHOLDERS' EQUITY	74,947	74,563
TOTAL LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS' EQUITY	$130,759	$127,963

Intel/Page 8

INTEL CORPORATION
SUPPLEMENTAL FINANCIAL AND OTHER INFORMATION

	Three Months Ended
(In Millions)	Jun 29, 2019	Jun 30, 2018
SELECTED CASH FLOW INFORMATION:
Operating activities:
Net cash provided by operating activities	$7,587	$7,413
Depreciation	$2,150	$1,730
Share-based compensation	$470	$387
Amortization of intangibles	$404	$392
Investing activities:
Additions to property, plant and equipment	$(3,554)	$(4,530)
Financing activities:
Repayment of debt and debt conversion	$(172)	$(842)
Repurchase of common stock	$(3,049)	$(3,893)
Payment of dividends to stockholders	$(1,414)	$(1,400)

EARNINGS PER SHARE OF COMMON STOCK INFORMATION:
Weighted average shares of common stock outstanding – basic	4,466	4,649
Dilutive effect of employee equity incentive plans	40	52
Dilutive effect of convertible debt	17	46
Weighted average shares of common stock outstanding – diluted	4,523	4,747

STOCK BUYBACK:
Shares repurchased	67	76
Cumulative shares repurchased (in billions)	5.3	5.1
Remaining dollars authorized for buyback (in billions)	$11.7	$7.2

OTHER INFORMATION:
Employees (in thousands)	110.2	104.2

Intel/Page 9

INTEL CORPORATION
SUPPLEMENTAL OPERATING SEGMENT RESULTS

	Three Months Ended		Six Months Ended
(In Millions)	Jun 29, 2019	Jun 30, 2018	Jun 29, 2019	Jun 30, 2018
Net Revenue
Client Computing Group
Platform	$7,925	$8,065	$15,749	$15,680
Adjacency	916	663	1,678	1,268
	8,841	8,728	17,427	16,948
Data Center Group
Platform	4,553	5,100	9,035	9,924
Adjacency	430	449	850	859
	4,983	5,549	9,885	10,783
Internet of Things
IOTG	986	880	1,896	1,720
Mobileye	201	173	410	324
	1,187	1,053	2,306	2,044

Non-Volatile Memory Solutions Group	940	1,079	1,855	2,119
Programmable Solutions Group	489	517	975	1,015
All Other	65	36	118	119
TOTAL NET REVENUE	$16,505	$16,962	$32,566	$33,028

Operating income (loss)
Client Computing Group	$3,737	$3,234	$6,809	$6,025
Data Center Group	1,800	2,737	3,641	5,339
Internet of Things
IOTG	294	243	545	470
Mobileye	53	44	121	54
	347	287	666	524

Non-Volatile Memory Solutions Group	(284)	(65)	(581)	(146)
Programmable Solutions Group	52	101	141	198
All Other	(1,035)	(1,021)	(1,885)	(2,197)
TOTAL OPERATING INCOME	$4,617	$5,273	$8,791	$9,743
Revenue for our reportable and non-reportable operating segments is primarily related to the following product lines:

•
CCG includes platforms designed for end-user form factors, focusing on higher growth segments of 2-in-1, thin-and-light, commercial and gaming, and growing adjacencies such as WiFi and Thunderbolt™ products.

•	DCG includes workload-optimized platforms and related products designed for cloud, enterprise, and communication infrastructure market segments.

•	IOTG includes high-performance compute solutions for targeted verticals and embedded applications in market segments such as retail, manufacturing, health care, energy, automotive, and government.

•
Mobileye includes computer vision and machine learning-based sensing, data analysis, localization mapping and driving policy technology for advanced driver assistance systems (ADAS) and autonomous driving.

•	NSG includes Intel® Optane™ technology and 3D NAND flash memory, primarily used in solid-state drives (SSDs).

•
PSG includes programmable semiconductors, primarily field-programmable gate arrays (FPGAs), and related products for a broad range of markets, such as communications, data center, industrial, and military.

We have sales and marketing, manufacturing, engineering, finance, and administration groups. Expenses for these groups are generally allocated to the operating segments.
All other category includes revenue, expenses, and charges such as:

•	results of operations from non-reportable segments not otherwise presented;

•	historical results of operations from divested businesses;

•	results of operations of start-up businesses that support our initiatives, including our foundry business;

•	amounts included within restructuring and other charges;

•	a portion of employee benefits, compensation, and other expenses not allocated to the operating segments; and

•	acquisition-related costs, including amortization and any impairment of acquisition-related intangibles and goodwill.
A substantial majority of our revenue is generated from the sale of platform products. Platform products incorporate various components and technologies, including a microprocessor and chipset, a stand-alone SoC, or a multi-chip package based on Intel® architecture. Our remaining primary product lines are incorporated in "adjacency."

Intel/Page 10

INTEL CORPORATION
SUPPLEMENTAL PLATFORM REVENUE INFORMATION

	Q2 2019	Q2 2019	YTD 2019
	compared to Q1 2019	compared to Q2 2018	compared to YTD 2018
Client Computing Group Platform
Notebook platform volumes	15%	(2)%	(4)%
Notebook platform average selling prices	(9)%	3%	8%
Desktop platform volumes	(4)%	(11)%	(9)%
Desktop platform average selling prices	(2)%	5%	6%

Data Center Group Platform
Unit volumes	(2)%	(12)%	(10)%
Average selling prices	4%	2%	1%

Intel/Page 11

INTEL CORPORATION
EXPLANATION OF NON-GAAP MEASURES

In addition to disclosing financial results in accordance with U.S. generally accepted accounting principles (GAAP), this earnings release contains references to the non-GAAP financial measures included in the table below. We believe these non-GAAP financial measures provide investors with useful supplemental information about the financial performance of our business, enable comparison of financial results between periods where certain items may vary independent of business performance, and allow for greater transparency with respect to key metrics used by management in operating our business and measuring our performance.
Our non-GAAP financial measures reflect adjustments based on the following items, as well as the related income tax effects. Income tax effects have been calculated using an appropriate tax rate for each adjustment. We also provide a non-GAAP financial measure of free cash flow, as described below. These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated.
Amortization of acquisition-related intangible assets: Amortization of acquisition-related intangible assets consists of amortization of intangible assets such as developed technology, brands, and customer relationships acquired in connection with business combinations. We record charges related to the amortization of these intangibles within both cost of sales and operating expenses in our GAAP financial statements. Amortization charges for our acquisition-related intangible assets are inconsistent in size and are significantly impacted by the timing and valuation of our acquisitions, rather than our core operations. Consequently, our non-GAAP adjustments exclude these charges to facilitate an evaluation of our current operating performance and comparisons to our past operating performance.
Restructuring and other charges: Restructuring charges are costs associated with a formal restructuring plan and are primarily related to employee severance and benefit arrangements. Other charges include asset impairments. We exclude restructuring and other charges, including any adjustments to charges recorded in prior periods, for purposes of calculating certain non-GAAP measures. We believe that these costs do not reflect our current operating performance. Consequently, our non-GAAP adjustments exclude these charges to facilitate an evaluation of our current operating performance and comparisons to our past operating performance.
Gains or losses from divestiture: We divested Wind River in Q2 2018 and recognized an associated gain. Our non-GAAP earnings per share figures exclude this impact to facilitate an evaluation of our current operating performance and comparisons to our past operating performance.
Ongoing mark-to-market on marketable equity securities: We exclude gains and losses resulting from ongoing mark-to-market adjustments of our marketable equity securities, after the initial mark-to-market adjustment is recorded upon a security becoming marketable, when calculating certain non-GAAP measures, as we do not believe this volatility correlates to our core operational performance. Consequently, our non-GAAP earnings per share figures exclude these impacts to facilitate an evaluation of our current operating performance and comparisons to our past operating performance.
Tax Reform adjustment: During Q2 2018, we made an adjustment to our U.S. Tax Cuts and Jobs Act (Tax Reform) provisional tax estimates that we recorded in Q4 2017. We exclude this provisional tax adjustment when calculating certain non-GAAP measures. We believe excluding this adjustment facilitates a better evaluation of our current operating performance and comparisons to past operating performance.
Free cash flow: We reference a non-GAAP financial measure of free cash flow, which is used by management when assessing our sources of liquidity, capital resources, and quality of earnings. We believe this non-GAAP financial measure is helpful to investors in understanding our capital requirements and provides an additional means to reflect the cash flow trends of our business.

Intel/Page 12

INTEL CORPORATION
SUPPLEMENTAL RECONCILIATIONS OF GAAP OUTLOOK TO NON-GAAP OUTLOOK
Set forth below are reconciliations of the non-GAAP financial measure to the most directly comparable GAAP financial measure. The non-GAAP financial measures disclosed by the company have limitations and should not be considered a substitute for, or superior to, the financial measures prepared in accordance with GAAP, and the financial outlook prepared in accordance with GAAP and the reconciliations from this Business Outlook should be carefully evaluated. Please refer to "Explanation of Non-GAAP Measures" in this document for a detailed explanation of the adjustments made to the comparable GAAP measures, the ways management uses the non-GAAP measures, and the reasons why management believes the non-GAAP measures provide useful information for investors.

	Q3 2019 Outlook	Full-Year 2019

	Approximately	Approximately
GAAP OPERATING MARGIN	33%	30%
Amortization of acquisition-related intangible assets	2%	2%
NON-GAAP OPERATING MARGIN	35%	32%

GAAP DILUTED EARNINGS PER COMMON SHARE	$1.16	$4.10
Amortization of acquisition-related intangible assets	0.08	0.30
Restructuring and other charges	0.02	0.06
Ongoing mark-to-market on marketable equity securities	—	(0.02)
Income tax effect	(0.02)	(0.04)
NON-GAAP DILUTED EARNINGS PER COMMON SHARE	$1.24	$4.40

(In Billions)	Full-Year 2019

GAAP CASH FROM OPERATIONS	$30.5
Additions to property, plant and equipment	(15.5)
FREE CASH FLOW	$15.0

Intel/Page 13

INTEL CORPORATION
SUPPLEMENTAL RECONCILIATIONS OF GAAP ACTUALS TO NON-GAAP ACTUALS
Set forth below are reconciliations of the non-GAAP financial measure to the most directly comparable GAAP financial measure. The non-GAAP financial measure disclosed by the company has limitations and should not be considered a substitute for, or superior to, the financial measure prepared in accordance with GAAP, and the reconciliations from GAAP to Non-GAAP actuals should be carefully evaluated. Please refer to "Explanation of Non-GAAP Measures" in this document for a detailed explanation of the adjustment made to the comparable GAAP measures, the ways management uses the non-GAAP measures, and the reasons why management believes the non-GAAP measures provide useful information for investors.

	Three Months Ended		Six Months Ended
(In Millions, Except Per Share Amounts)	Jun 29, 2019	Jun 30, 2018	Jun 29, 2019	Jun 30, 2018
GAAP GROSS MARGIN	$9,878	$10,419	$18,967	$20,150
Amortization of acquisition-related intangible assets	287	275	568	550
NON-GAAP GROSS MARGIN	$10,165	$10,694	$19,535	$20,700

GAAP GROSS MARGIN PERCENTAGE	59.8%	61.4%	58.2%	61.0%
Amortization of acquisition-related intangible assets	1.7%	1.6%	1.7%	1.7%
NON-GAAP GROSS MARGIN PERCENTAGE	61.6%	63.0%	60.0%	62.7%

GAAP OPERATING INCOME	$4,617	$5,273	$8,791	$9,743
Amortization of acquisition-related intangible assets	337	325	668	650
Restructuring and other charges	184	—	184	—
NON-GAAP OPERATING INCOME	$5,138	$5,598	$9,643	$10,393

GAAP TAX RATE	11.5%	9.5%	12.1%	10.2%
Other	0.2%	2.2%	0.1%	1.5%
NON-GAAP TAX RATE	11.8%	11.7%	12.1%	11.7%

GAAP NET INCOME	$4,179	$5,006	$8,153	$9,460
Amortization of acquisition-related intangible assets	337	325	668	650
Restructuring and other charges	184	—	184	—
(Gains) losses from divestiture	—	(494)	—	(494)
Ongoing mark-to-market on marketable equity securities	179	235	(74)	(371)
Tax Reform	—	(181)	—	(181)
Income tax effect	(94)	48	(98)	51
NON-GAAP NET INCOME	$4,785	$4,940	$8,833	$9,116

GAAP DILUTED EARNINGS PER COMMON SHARE	$0.92	$1.05	$1.79	$1.98
Amortization of acquisition-related intangible assets	0.08	0.07	0.15	0.14
Restructuring and other charges	0.04	—	0.04	—
(Gains) losses from divestiture	—	(0.10)	—	(0.10)
Ongoing mark-to-market on marketable equity securities	0.04	0.05	(0.02)	(0.08)
Tax Reform	—	(0.04)	—	(0.04)
Income tax effect	(0.02)	0.01	(0.02)	0.01
NON-GAAP DILUTED EARNINGS PER COMMON SHARE	$1.06	$1.04	$1.94	$1.91